UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

SABINE PASS LNG, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-138916	20-0466069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2008, the board of directors of Sabine Pass LNG-GP, Inc. (the “General Partner”), the general partner of Sabine Pass LNG, L.P. (the “Partnership”), elected Jerry D. Smith as the Chief Accounting Officer of the General Partner. Mr. Smith, age 33, has served as Financial Controller of Cheniere Energy, Inc. (“Cheniere”) since September 2007. From April 2006 to August 2007, he served as Assistant Controller of Cheniere. Prior to joining Cheniere, Mr. Smith was employed by KPMG LLP, where he served as a Manager, Audit, from July 2004 to April 2006 and a Senior Associate, Audit, from May 2002 to June 2004.

The Partnership is managed by the General Partner and has no employees, directors or officers. The General Partner has paid no cash compensation to its officers since its inception. All of the officers of the General Partner are also officers of Cheniere. Cheniere compensates these officers for the performance of their duties as officers of Cheniere, which includes managing the Partnership.

There are no other material relationships or transactions between Mr. Smith and the Partnership or any of the General Partner’s directors, executive officers, or major securityholders, or the immediate family members of any such person. In addition, there are no family relationships between Mr. Smith and any director or executive officer of the General Partner.

Mr. Smith is replacing Craig K. Townsend who resigned as the General Partner’s Vice President and Chief Accounting Officer effective April 2, 2008. On May 31, 2007, Mr. Townsend began a leave of absence. During Mr. Townsend’s leave of absence, Don A. Turkleson, Chief Financial Officer of the General Partner, assumed the responsibilities of the principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABINE PASS LNG, L.P.

	By:	SABINE PASS LNG-GP, INC.,
its general partner

Date: April 8, 2008		By:	/s/ Don A. Turkleson
		Name:	Don A. Turkleson
		Title:	Chief Financial Officer